EXHIBIT 99-23.i

April 30, 2009

Wilshire Mutual Funds, Inc.
1299 Ocean Avenue
Santa Monica, CA 90401

Ladies and Gentlemen:

We have acted as counsel to Wilshire Mutual Funds, Inc., a Maryland corporation (the “Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 44 to the Fund’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering an indefinite number of shares of common stock, par value $.001 per share, of the Fund under the Securities Act of 1933, as amended (the “1933 Act”).  An aggregate of seven hundred million (700,000,000) of such shares have been authorized for issuance by the Fund, of which six hundred million (600,000,000) of such shares (the “Shares”) have been classified and designated by the Fund as the following series (each such series, a “Portfolio” and collectively, the “Portfolios”) and classes (each a “Class”) of such Portfolios:

(a) 100,000,000 Shares are classified and designated as the Large Company Growth Portfolio, which Shares are further classified and designated into the following classes: (i) 50,000,000 as Large Company Growth Portfolio Investment Class Shares and (ii) 50,000,000 as Large Company Growth Portfolio Institutional Class Shares;

(b) 100,000,000 Shares are classified and designated as the Large Company Value Portfolio, which Shares are further classified and designated into the following classes: (i) 50,000,000 as Large Company Value Portfolio Investment Class Shares and (ii) 50,000,000 as Large Company Value Portfolio Institutional Class Shares;

(c) 100,000,000 Shares are classified and designated as the Small Company Growth Portfolio, which Shares are further classified and designated into the following classes: (i) 50,000,000 as Small Company Growth Portfolio Investment Class Shares and (ii) 50,000,000 as Small Company Growth Portfolio Institutional Class Shares;

(d) 100,000,000 Shares are classified and designated as the Small Company Value Portfolio, which Shares are further classified and designated into the following classes: (i) 50,000,000 as Small Company Value Portfolio Investment Class Shares and (ii) 50,000,000 as Small Company Value Portfolio Institutional Class Shares;

Wilshire Mutual Funds, Inc.
April 30, 2009

(e) 120,000,000 Shares are classified and designated as the Wilshire 5000 Indexsm Fund, which Shares are further classified and designated into the following classes: (i) 50,000,000 as Wilshire 5000 Indexsm Fund Investment Class Shares, (ii) 50,000,000 as Wilshire 5000 Indexsm Fund Institutional Class Shares, (iii) 10,000,000 as Wilshire 5000 Indexsm Fund Qualified Class Shares and (iv) 10,000,000 as Wilshire 5000 Indexsm Fund Horace Mann Class Shares; and

(f) 80,000,000 Shares are classified and designated as the Wilshire Large Cap Core 130/30 Fund, which Shares are further classified and designated into the following classes: (i) 40,000,000 as Wilshire Large Cap Core 130/30 Fund Investment Class Shares and (ii) 40,000,000 as Wilshire Large Cap Core 130/30 Fund Institutional Class Shares.

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Articles of Incorporation of the Fund, as amended, the Amended By-Laws of the Fund, the actions of the Fund’s Board of Directors that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below.  In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies.  As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Directors of the Fund.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to (i) the statutory laws and regulations of the United States of America and (ii) the statutory laws and regulations (excluding any cases decided thereunder) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state.  We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, and assuming that the number of Shares issued in each Class by each Portfolio does not exceed the number of Shares authorized for that Class, we are of the opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Fund; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

Wilshire Mutual Funds, Inc.
April 30, 2009

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares.  We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Post-Effective Amendment), without, in each case, our prior written consent.  This opinion is given to you as of the date hereof and we assume no obligation to advise you of any change which may hereafter be brought to our attention.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.
VEDDER PRICE P.C.